As filed with the Securities and Exchange Commission on July 30, 2013

Registration No. 333-12410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LJ International Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Unit #12, 12/F, Block A, Focal Industrial Centre

21 Man Lok Street, Hung Hom, Kowloon, Hong Kong

Phone: +852-2764-3622

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

LJ International Inc.

1998 Stock Compensation Plan

(Full Title of the Plan)

Andrew N. Bernstein, Esq.

Andrew N. Bernstein, P.C.

8101 East Prentice Avenue, Suite 890

Greenwood Village, Colorado 80111

(303) 770-7131

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

DEREGISTRATION OF SECURITIES

LJ International Inc. (“LJ International” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2000, File No. 333-12410 (the “Registration Statement”), with respect to common stock of the Registrant, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1998 Stock Compensation Plan (the “1998 Plan”). A total of 4,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

Flora Bloom Holdings (“Parent”), Flora Fragrance Holdings Limited (“Merger Sub”) and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) on March 22, 2013. On July 9, 2013, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement, as contemplated by the Merger Agreement. On July 30, 2013, LJ International and Merger Sub filed Articles of Merger with the British Virgin Islands Registrar of Corporate Affairs which was received by the Registrar as of July 30, 2013 (the “Effective Time”), pursuant to which Merger Sub was merged with and into LJ International, with LJ International continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Common Stock pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, all of the shares of Common Stock registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region on July 30, 2013.

LJ International Inc.

By:	/s/ Yu Chuan YIH
Name:	Yu Chuan YIH
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2013.

Signature	Capacity

/s/ Yu Chuan YIH	Chief Executive Officer and
Yu Chuan YIH	Chairman of the Board of Directors (principal executive officer)

/s/ Hon Tak Ringo NG	Chief Financial Officer and Director
Hon Tak Ringo NG	(principal financial and accounting officer)

/s/ Ka Man AU	Chief Operating Officer, Secretary and Director
Ka Man AU

/s/ Xiang Xiong DENG	Director
Xiang Xiong DENG

/s/ Jin WANG	Director
Jin WANG

/s/ Jieyun YU	Director
Jieyun YU

/s/ Andrew N. BERNSTEIN	Director and U.S. Authorized Representative
Andrew N. BERNSTEIN